Exhibit 99.1

Press Release

For Immediate Release

Contact:	David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Record Earnings for the Fourth Quarter and the Year Ended 2022

Fourth Quarter 2022 Highlights

•	Net Earnings of $66.2 million, or $0.47 per share

•	Return on Average Tangible Common Equity of 23.65%

•	Return on average assets of 1.60%

•	Net Interest Margin expands by 0.23% to 3.69%

•	Efficiency Ratio of 36.31%

Full Year 2022 Highlights

•	Net Earnings grew by 11% to $235.4 million

•	Pretax/Pre-provision income grew by 25%

Ontario, Calif., January 25, 2023-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter and the year ended December 31, 2022.

CVB Financial Corp. reported net income of $66.2 million for the quarter ended December 31, 2022, compared with $64.6 million for the third quarter of 2022 and $47.7 million for the fourth quarter of 2021. Diluted earnings per share were $0.47 for the fourth quarter, compared to $0.46 for the prior quarter and $0.35 for the same period last year. Pretax pre-provision income grew from $91.9 million for the third quarter of 2022 to $95.4 million in the fourth quarter, while growing by approximately 43% from the fourth quarter of 2021. The fourth quarter of 2022 included $2.5 million in provision for credit losses, compared to $2.0 million in provision for the third quarter and no provision or recapture in the fourth quarter of 2021. Net income of $66.2 million for the fourth quarter of 2022 produced an annualized return on average equity (“ROAE”) of 13.68%, an annualized return on average tangible common equity (“ROATCE”) of 23.65%, and an annualized return on average assets (“ROAA”) of 1.60%. Our net interest margin, tax equivalent (“NIM”), increased to 3.69% for the fourth quarter of 2022, while our efficiency ratio was 36.31%.

For the year ended December 31, 2022, the Company reported record net income of $235.4 million, compared with $212.5 million for the year ended December 31, 2021. Diluted earnings per share were $1.67 for the year ended December 31, 2022, compared to $1.56 for the same period last year. Pretax pre-provision income grew from $272.1 million for 2021 to $338.9 million for the year ended December 31, 2022.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We are pleased with our record results in 2022 and remain committed to the mission and vision of Citizens Business Bank. The fourth quarter and full year of 2022 represented record quarterly and annual earnings for the Bank, and we ended the fourth quarter with a return on average assets of 1.60% and a return on tangible common equity of 23.65%. Our focus on banking the best privately held small to medium sized businesses and their owners has stood the test of time. We have reported 183 consecutive quarters of profits and just paid our 133rd consecutive quarterly cash dividend, which was increased twice during 2022. I would like to thank our associates for their hard work and dedication, our customers for their business and ongoing loyalty, and our shareholders for their continued support and trust.”

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Year Ended December 31,
	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2021	2020

	(Dollars in thousands, except per share amounts)
Net interest income	$137,395	$133,338	$102,395	$505,513	$414,550	$416,053
(Provision for) recapture of credit losses	(2,500)	(2,000)	-	(10,600)	25,500	(23,500)
Noninterest income	12,465	11,590	12,385	49,989	47,385	49,870
Noninterest expense	(54,419)	(53,027)	(47,980)	(216,555)	(189,787)	(192,903)
Income taxes	(26,773)	(25,262)	(19,104)	(92,922)	(85,127)	(72,361)

Net earnings	$66,168	$64,639	$47,696	$235,425	$212,521	$177,159

Earnings per common share:
Basic	$0.47	$0.46	$0.35	$1.67	$1.57	$1.30
Diluted	$0.47	$0.46	$0.35	$1.67	$1.56	$1.30

NIM	3.69%	3.46%	2.79%	3.30%	2.97%	3.59%
ROAA	1.60%	1.52%	1.18%	1.39%	1.38%	1.37%
ROAE	13.68%	12.72%	9.05%	11.39%	10.30%	8.90%
ROATCE	23.65%	21.34%	13.89%	18.85%	15.93%	14.25%
Efficiency ratio	36.31%	36.59%	41.80%	38.98%	41.09%	41.40%
Noninterest expense to average assets, annualized	1.32%	1.25%	1.19%	1.28%	1.24%	1.49%

Net Interest Income

Net interest income was $137.4 million for the fourth quarter of 2022. This represented a $4.1 million, or 3.04%, increase from the third quarter of 2022, and a $35.0 million, or 34.18%, increase from the fourth quarter of 2021. The quarter-over-quarter growth in net interest income was primarily due to the expansion of the net interest margin from 3.46% in the third quarter of 2022 to 3.69% for the fourth quarter of 2022. The year-over-year increase in net interest income was primarily due to a 90 basis point expansion of the net interest margin. Total interest income was $142.1 million for the fourth quarter of 2022, which was $6.9 million, or 5.13%, higher than the third quarter of 2022. The increase in interest income from the third quarter of 2022 to the fourth quarter was primarily the result of a 31 basis point expansion in earning asset yield. Interest expense increased $2.9 million, from the prior quarter, due partially to a $1.0 million increase in interest expense on deposits, as a result of a 9 basis point increase in the cost of interest-bearing deposits. Interest expense also increased from the prior quarter by $1.8 million due to average overnight borrowings of approximately $160 million during the fourth quarter of 2022. In comparison to the fourth quarter of 2021, interest income grew by $38.6 million, or 37.27%, through a combination of $121.1 million of growth in average earnings assets and expansion on the yield for earning assets of 100 basis points. Year-over-year earning asset growth resulted from both the acquisition of Suncrest Bank (“Suncrest”) on January 7, 2022, in addition to core loan growth and a nearly $1.0 billion increase in the average investment portfolio over the prior year quarter. Our average balance of funds on deposit at the Federal Reserve declined by $1.9 billion. The year-over-year increase in interest expense resulted from growth of $262 million in average interest-bearing deposits, $160 million on average of overnight borrowings in the fourth quarter of 2022, and a 10 basis point increase in cost of funds.

Net interest income before provision for (recapture of) credit losses was $505.5 million for the year ended December 31, 2022, compared to $414.6 million for 2021. Interest income grew by $94.0 million, or 22.36% in 2022. The increase in interest income was the result of a 34 basis point expansion in earning asset yield and a $1.3 billion increase in average earning assets. Cost of funds for 2022 increased by 1 basis point over 2021, while the growth in the earning asset yield to 3.36% drove a 33 basis point increase in the net interest margin. The $1.3 billion increase in average earning assets for 2022 benefited from the acquisition of $775 million of loans from Suncrest at the beginning of the year, as well as core loan growth, which excluding the $177.5 million decline in PPP loans, was $634.3 million from the end of 2021 to the end of 2022. Our investment portfolio grew on average by $1.9 billion over the prior year, funded in part by a $1.1 billion decline in average balances at the Federal Reserve. Interest expense increased $3.1 million from the prior year, due to a $600 million increase in the average balance of interest-bearing deposits, which increased in cost by 1 basis point, and overnight borrowings that averaged $40.7 million for the entire year.

Net Interest Margin

Our tax equivalent net interest margin was 3.69% for the fourth quarter of 2022, compared to 3.46% for the third quarter of 2022 and 2.79% for the fourth quarter of 2021. The 23 basis point increase in our net interest margin compared to the third quarter of 2022, was primarily due to a 31 basis point increase in our earning asset yield. The increase in the earning asset yield was due to a 22 basis point increase in loan yields, a 24 basis point increase in security yields, and a quarter-over-quarter change in the composition of average earning assets, with loans growing from 56.55% to 59.67% of earnings assets, while funds held at the Federal Reserve declined from 4.1% to 0.9%. The 90 basis point increase in net interest margin, compared to the fourth quarter of 2021 was primarily the result of a 100 basis point increase in earning asset yield. Loan yields grew from 4.29% for the fourth quarter of 2021 to 4.78% for the fourth quarter of 2022. Likewise, the yield on investment securities increased by 84 basis points from the prior year quarter. Loan balances grew to 59.67% of earning assets on average for the fourth quarter of 2022, compared to 53.14% for the fourth quarter of 2021. Excess liquidity held at the Federal Reserve was invested into higher yielding investments, which increased to 39.31% of earning assets on average for the fourth quarter of 2022 from 32.87% for the fourth quarter of 2021, while average funds at the Fed declined from 13.69% or earning assets in the fourth quarter of 2021 to only 0.84% in the fourth quarter of 2022. Total cost of funds of 0.13% for the fourth quarter of 2022 increased from 0.05% for the third quarter of 2022 and increased from 0.03% for the year ago quarter. The 8 basis point increase in the cost of funds from the third quarter of 2022 was the net result of approximately $160 million in average overnight borrowings during the fourth quarter and an increase in the cost of interest-bearing deposits from 0.13% to 0.22%. Compared to the fourth quarter of 2021, the 10 basis point increase in cost of funds was the result of a 14 basis point increase in the cost of interest-bearing deposits and an average cost of overnight borrowings of 4.49% for the fourth quarter of 2022. On average, noninterest-bearing deposits were 63.58% of total deposits during the most recent quarter, compared to 63.38% for the fourth quarter of 2022 and 63.80% for the fourth quarter of 2021.

Earning Assets and Deposits

On average, earning assets declined by $521.0 million and grew by $121.1 million, compared to the third quarter of 2022 and the fourth quarter of 2021, respectively. The $521.0 million quarter-over-quarter decline in earning assets resulted from a $500.4 million decrease in interest-earning funds held at the Federal Reserve and average investment securities declining by $191.4 million, which was partially offset by average loans increasing by $169.4 million. Compared to the fourth quarter of 2021, average investments increased by $996.8 million, while the average amount of funds held at the Federal Reserve declined by $1.89 billion. Average loans increased by $1.03 billion from the fourth quarter of 2021, which included approximately $775 million in loans acquired from Suncrest on January 7, 2022 and a $231.9 million decrease in average PPP loans. Average loans grew by approximately $490 million, or 6.5% from the fourth quarter of 2021, when Suncrest and PPP loans are excluded. Noninterest-bearing deposits declined on average by $307.1 million, or 3.41%, from the third quarter of 2022, while interest-bearing deposits and customer repurchase agreements declined on average by $216.9 million. Compared to the fourth quarter of 2021, total deposits and customer repurchase agreements grew on average by $496.9 million, or 3.62%, including $376.8 million in growth in noninterest bearing deposits.

	Three Months Ended

SELECTED FINANCIAL HIGHLIGHTS	December 31, 2022		September 30, 2022		December 31, 2021
			(Dollars in thousands)

Yield on average investment securities (TE)	2.36%		2.12%		1.52%
Yield on average loans	4.78%		4.56%		4.29%
Core Loan Yield [1]	4.67%		4.42%		4.08%
Yield on average earning assets (TE)	3.82%		3.51%		2.82%
Cost of funds	0.13%		0.05%		0.03%
Net interest margin (TE)	3.69%		3.46%		2.79%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,842,283	39.31%	$6,033,696	39.22%	$4,845,498	32.87%
Interest-earning deposits with other institutions	133,931	0.90%	633,152	4.12%	2,045,124	13.87%
Loans	8,868,673	59.67%	8,699,303	56.55%	7,833,741	53.14%
Total interest-earning assets	14,863,178		15,384,163		14,742,051

[1] Represents yield on average loans excluding the impact of discount accretion and PPP loans.

	Year Ended December 31,

SELECTED FINANCIAL HIGHLIGHTS	2022		2021		2020
			(Dollars in thousands)

Yield on average investment securities (TE)	2.03%		1.56%		2.10%
Yield on average loans	4.49%		4.42%		4.68%
Core Loan Yield [1]	4.36%		4.19%		4.46%
Yield on average earning assets (TE)	3.36%		3.02%		3.71%
Cost of funds	0.06%		0.05%		0.13%
Net interest margin (TE)	3.30%		2.97%		3.59%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,939,554	38.47%	$4,058,459	28.79%	$2,504,020	21.43%
Interest-earning deposits with other institutions	804,744	5.21%	1,953,209	13.86%	1,098,814	9.40%
Loans	8,676,820	56.20%	8,065,877	57.22%	8,066,483	69.02%
Total interest-earning assets	15,439,427		14,095,233		11,687,005

[1] Represents yield on average loans excluding the impact of discount accretion and PPP loans.

Provision for Credit Losses

The fourth quarter of 2022 included $2.5 million in provision for credit losses, compared to $2.0 million in provision for credit losses in the third quarter of 2022 and no provision for credit losses in the fourth quarter of 2021. The $2.5 million provision for credit losses in the most recent quarter was the result of approximately $190 million in core loan growth, excluding the seasonal dairy and livestock borrowings, during the quarter. Projected loss rates continue to be impacted by a deteriorating economic forecast that assumes a modest recession in early 2023 and modest GDP growth through 2024, as well as lower commercial real estate values and an increase in unemployment. Our forecast reflects GDP growth of 0.3% in 2023 and 1.3% in 2024. Unemployment is forecasted to be 4.8% in 2023 and 5.1% in 2024.

For the year ended December 31, 2022, we recorded $10.6 million in provision for credit losses, due to both core loan growth of approximately $600 million and a deteriorating economic forecast of key macroeconomic variables. During 2022, we experienced credit charge-offs of $197,000 and total recoveries of $1.1 million, resulting in net recoveries of $893,000. A $25.5 million recapture of provision for credit losses was recorded for the year ended December 31, 2021, resulting from improvements in our economic forecast that resulted from the unprecedented impact and uncertainty of the pandemic in 2020.

Noninterest Income

Noninterest income was $12.5 million for the fourth quarter of 2022, compared with $11.6 million for the third quarter of 2022 and $12.4 million for the fourth quarter of 2021. Service charges on deposits increased $524,000 quarter-over-quarter and including the impact of additional customers resulting from the Suncrest acquisition, grew by $1.3 million, or 28.36% in comparison to the fourth quarter of 2021. Fourth quarter income from Bank Owned Life Insurance (“BOLI”) declined by $569,000 from the third quarter of 2022 and was relatively flat compared to the fourth quarter of 2021. The fourth quarter of 2022 included $1.0 million in death benefits that exceeded the asset value of certain BOLI policies, compared to $2.0 million in the third quarter. The fourth quarter of 2022 included higher income from community development investments which increased by approximately $769,000, quarter-over-quarter.

For the year ended December 31, 2022, noninterest income was $50.0 million, compared to $47.4 million for 2021. Service charges on deposit accounts increased by $4.2 million, or 24.66% from the year ended December 31, 2021. Income from BOLI declined by $3.1 million from the prior year, as we incurred a $2.7 million decline in the market value of separate account life insurance policies that are used to fund our deferred compensation liabilities. An additional $1.2 million increase in noninterest income was the net result of a $2.4 million net gain on the sale of one of our properties during 2022, offset by a $1.2 million net gain on the sale of Other Real Estate Owned (“OREO”) properties in 2021.

Noninterest Expense

Noninterest expense for the fourth quarter of 2022 was $54.4 million, compared to $53.0 million for the third quarter of 2022 and $48.0 million for the fourth quarter of 2021. The $1.4 million quarter-over-quarter increase included a $921,000 increase in staff related expense and a $224,000 increase in marketing and promotion expense. The $6.4 million increase year-over-year included expense growth associated with the acquisition of Suncrest Bank and the remaining five banking centers. Compared to the fourth quarter of 2021, staff related expenses increased by $4.6 million and occupancy and equipment expense grew by $998,000. Professional service expense was $649,000 higher in the most recent quarter, compared to the fourth quarter of 2021, including $270,000 in higher legal and employee recruiting costs. There was no acquisition expense related to the merger of Suncrest for the fourth quarter and third quarter of 2022, compared to $153,000 for the fourth quarter of 2021. As a percentage of average assets, noninterest expense was 1.32% for the fourth quarter of 2022, compared to 1.25% for the third quarter of 2022 and 1.19% for the fourth quarter of 2021. The efficiency ratio for the fourth quarter of 2022 was 36.31%, compared to 36.59% for the third quarter of 2022 and 41.80% for the fourth quarter of 2021.

Noninterest expense of $216.6 million for the year ended December 31, 2022 was $26.8 million higher than the prior year. The year-over-year increase included a $13.7 million increase in salaries and employee benefits, which included additional compensation related expenses for the newly hired and former Suncrest associates. Occupancy and equipment increased by $3.0 million due to the addition of seven banking centers resulting from the acquisition of Suncrest, two of which were subsequently consolidated by the end of the second quarter. Acquisition expense related to the merger of Suncrest was $6.0 million for 2022, compared with $962,000 for 2021. The increase in software expense of $1.9 million, included costs associated with the continued use of Suncrest’s legacy banking systems, prior to conversions, as well as continued investments in technology. A $1.7 million increase in marketing and promotion expense for 2022 was primarily due to the impact that the COVID-19 pandemic had on marketing and promotional events in 2021. Professional service expense grew by $1.4 million, including increased costs for legal and employee recruiting of $850,000. The year-over-year increase also included a $1.0 million recapture of provision for unfunded loan commitments for year ended December 31, 2021. As a percentage of average assets, noninterest expense was 1.28% for 2022, compared to 1.24% for 2021. The efficiency ratio was 38.98% for the year ended 2022, compared to 41.09% for the same period of 2021.

Income Taxes

Our effective tax rate for the fourth quarter of 2022 was 28.81% and was 28.30% for the year ended December 31, 2022, compared with 28.6% for the fourth quarter and year-to-date 2021. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $16.48 billion at December 31, 2022. This represented an increase of $127.3 million, or 0.78%, from total assets of $16.35 billion at September 30, 2022. Interest-earning assets of $14.97 billion at December 31, 2022 increased by $159.9 million, or 1.08%, when compared with $14.81 billion at September 30, 2022. The increase in interest-earning assets was primarily due a $305.3 million increase in total loans, partially offset by an $86.7 million decrease in interest-earning balances due from the Federal Reserve and a $70.2 million decrease in investment securities.

Total assets at December 31, 2022 increased by $592.8 million, or 3.73%, from total assets of $15.88 billion at December 31, 2021. Interest-earning assets increased by $287.5 million, or 1.96%, when compared with $14.68 billion at December 31, 2021. The increase in interest-earning assets included a $1.19 billion increase in total loans and a $699.6 million increase in investment securities, partially offset by a $1.60 billion decrease in interest-earning balances due from the Federal Reserve.

On January 7, 2022, we completed the acquisition of Suncrest with approximately $1.4 billion in total assets, acquired at fair value. The increase in total assets from December 31, 2021 included $765.9 million of acquired net loans, $131 million of investment securities, and $9 million in bank-owned life insurance. The acquisition resulted in $102.1 million of goodwill and $3.9 million in core deposit premium. Net cash proceeds were used to fund the $39.6 million in cash paid to the former shareholders of Suncrest as part of the merger consideration.

Investment Securities

Total investment securities were $5.81 billion at December 31, 2022, a decrease of $70.2 million, or 1.19% from September 30, 2022, and an increase of $699.6 million, or 13.69%, from $5.11 billion at December 31, 2021.

At December 31, 2022, investment securities held-to-maturity (“HTM”) totaled $2.55 billion, a decrease of $3.6 million, or 0.14% from September 30, 2022, and an increase of $628.3 million, or 32.62%, from December 31, 2021.

At December 31, 2022, investment securities available-for-sale (“AFS”) totaled $3.26 billion, inclusive of a pre-tax net unrealized loss of $500.1 million. AFS securities decreased by $66.6 million, or 2.01% from September 30, 2022 and increased by $71.3 million, or 2.24%, from $3.18 billion at December 31, 2021.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.76 billion or approximately 82% of the total investment securities at December 31, 2022. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, we had $548.8 million of Government Agency securities (HTM) at December 31, 2022, that represent approximately 9% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $497.1 million as of December 31, 2022, or 8.6% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 15.87%, Minnesota at 11.27%, California at 9.14%, Ohio at 6.32%, Massachusetts at 6.27%, and Washington at 5.81%.

Loans

Total loans and leases, at amortized cost, of $9.08 billion at December 31, 2022 increased by $305.3 million, or 3.48%, from September 30, 2022. After adjusting for seasonality of dairy and livestock and PPP loans, our core loans grew by $189.7 million, or approximately 9% annualized from the end of the third quarter. The $305.3 million increase in total loans quarter-over-quarter included $123.8 million in dairy & livestock loans, $199.7 million in commercial real estate loans, $11.8 million in construction loans, partially offset by decreases of $13.3 million in agribusiness loans, $8.3 million in PPP loans, $5.8 million in SBA loans ,and $3.5 million in commercial and industrial loans .

Total loans and leases increased by $1.19 billion, or 15.11%, from December 31, 2021. The increase in total loans included $774.5 million of loans acquired from Suncrest in the first quarter of 2022. After adjusting for acquired loans and forgiveness of PPP loans, our core loans grew by $634.3 million, or 8.24% from December 31, 2021. The $634.3 million core loan growth included $514.4 million in commercial real estate loans, $51.2 million in commercial and industrial loans, $31.9 million in dairy & livestock and agribusiness loans, $25.1 million in SFR mortgage loans, $17.9 million in municipal lease financings, and $9.3 million in construction loans, partially offset by a decrease of $17.8 million in SBA loans. PPP loans decreased by $217.1 million, resulting in a remaining balance of $9.1 million at December 31, 2022.

Asset Quality

During the fourth quarter of 2022, we experienced credit charge-offs of $127,000 and total recoveries of $143,000, resulting in net recoveries of $16,000. The allowance for credit losses (“ACL”) totaled $85.1 million at December 31, 2022, compared to $82.6 million at September 30, 2022 and $65.0 million at December 31, 2021. The ACL was increased by $20.1 million in 2022, including an $8.6 million increase on January 7 for the acquired Suncrest PCD loans, $10.6 million in provision for credit losses for non-PCD loans, and $893,000 in net loan recoveries. At December 31, 2022, ACL as a percentage of total loans and leases outstanding was 0.94%. This compares to 0.94% and 0.82% at September 30, 2022 and December 31, 2021, respectively.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, and nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	December 31,	September 30,	December 31,
	2022	2022	2021

Nonperforming loans	(Dollars in thousands)
Commercial real estate	$2,657	$6,705	$3,607
SBA	443	1,065	1,034
SBA - PPP	-	-	-
Commercial and industrial	1,320	1,308	1,714
Dairy & livestock and agribusiness	477	1,007	-
SFR mortgage	-	-	380
Consumer and other loans	33	32	158

Total	$4,930	$10,117	$6,893

% of Total loans	0.05%	0.12%	0.09%

OREO
Commercial real estate	$-	$-	$-
SFR mortgage	-	-	-

Total	$-	$-	$-

Total nonperforming assets	$4,930	$10,117	$6,893

% of Nonperforming assets to total assets	0.03%	0.06%	0.04%

Past due 30-89 days
Commercial real estate	$-	$-	$438
SBA	556	-	979
Commercial and industrial	-	-	-
Dairy & livestock and agribusiness	-	-	-
SFR mortgage	388	-	1,040
Consumer and other loans	175	-	-

Total	$1,119	$-	$2,457

% of Total loans	0.01%	0.00%	0.03%

Classified Loans	$78,658	$63,651	$56,102

The $5.2 million decrease in nonperforming loans was primarily due to a decrease of $4.0 million in commercial real estate nonperforming loans resulting from the payoff of PCD loans acquired from Suncrest. Classified loans are loans that are graded “substandard” or worse. Classified loans increased $15.0 million quarter-over-quarter, primarily due to an $18.1 million increase in classified commercial real estate loans. Total classified loans at December 31, 2022 included $22.8 million of classified loans acquired from Suncrest. Excluding the $22.8 million of acquired classified Suncrest loans, classified loans decreased from December 31, 2021 by approximately $250,000.

Deposits & Customer Repurchase Agreements

Deposits of $12.84 billion and customer repurchase agreements of $565.4 million totaled $13.40 billion at December 31, 2022. This represented a decrease of $938.6 million, or 6.54%, when compared with $14.34 billion at September 30, 2022. Total deposits and customer repurchases decreased on average from the prior quarter by $524 million, or 3.56%. Total deposits and customer repurchase agreements decreased $217.2 million, or 1.59% when compared to $13.62 billion at December 31, 2021.

Noninterest-bearing deposits were $8.70 billion on average for the fourth quarter of 2022, a decrease of $307.1 million, or 3.41%, when compared to $9.01 billion on average for the third quarter. Noninterest-bearing deposits increased on average by $376.8 million, or 4.53% when compared to $8.33 billion on average for the fourth quarter of 2021. For the fourth quarter of 2022, average noninterest-bearing deposits were 63.58% of total deposits, compared to 63.38% for the prior quarter, and 63.80% for the year ago quarter.

Capital

The Company’s total equity was $1.95 billion at December 31, 2022. This represented an overall decrease of $133.0 million from total equity of $2.08 billion at December 31, 2021. Increases to equity during 2022, included $197.1 million for the issuance of 8.6 million shares to acquire Suncrest and $235.4 million in net earnings. Decreases included $108.1 million in cash dividends and a $350.8 million decrease in other comprehensive income from the tax effected impact of the decline in market value of available-for-sale securities. During 2022, we executed on a $70 million accelerated stock repurchase program and retired 2,993,551 shares of common stock at an average price of $23.38. We also repurchased, under our 10b5-1 stock repurchase plan, 1,914,590 shares of common stock, at an average repurchase price of $23.43, totaling $44.9 million. Our tangible book value per share at December 31, 2022 was $8.30.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2022	September 30, 2022	December 31, 2021

Tier 1 leverage capital ratio	4.0%	9.5%	9.1%	9.2%
Common equity Tier 1 capital ratio	7.0%	13.5%	13.5%	14.9%
Tier 1 risk-based capital ratio	8.5%	13.5%	13.5%	14.9%
Total risk-based capital ratio	10.5%	14.4%	14.3%	15.6%

Tangible common equity ratio		7.4%	7.0%	9.2%

CitizensTrust

As of December 31, 2022 CitizensTrust had approximately $2.9 billion in assets under management and administration, including $1.92 billion in assets under management. Revenues were $2.9 million for the fourth quarter of 2022 and $11.5 million for the year ended December 31, 2022, compared to $3.1 million and $11.6 million, respectively, for the same periods of 2021. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 4 trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, January 26, 2023 to discuss the Company’s fourth quarter and year-ended 2022 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BIf10422a29f10466b84392192ee328a64

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause our actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors in addition to those set forth below could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: changes in the U.S. economy and in local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the levels of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments or declines in the fair value of securities held by us; possible impairment charges to goodwill; changes in business or consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services , including alternative forms of payment or currency that could result in the disintermediation of traditional banks; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, such as the COVID-19 pandemic, and their effects on the economic, business and legal environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions and on our customers; cybersecurity, privacy and fraud risks, the associated threats to the Company, our vendors and our customers, and the costs of defending against such risks and threats, including the costs of compliance with potential legislation to bolster cybersecurity, privacy protection and fraud prevention at a state, national, or global level; our ability to recruit and retain key executives, board members and other employees, and changes in employment laws and regulations; unanticipated or ongoing regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2021 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this presentation has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this presentation and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2022	September 30, 2022	December 31, 2021
Assets
Cash and due from banks	$158,236	$186,647	$90,012
Interest-earning balances due from Federal Reserve	45,225	131,892	1,642,536

Total cash and cash equivalents	203,461	318,539	1,732,548

Interest-earning balances due from depository institutions	9,553	7,594	25,999
Investment securities available-for-sale	3,255,211	3,321,824	3,183,923
Investment securities held-to-maturity	2,554,301	2,557,922	1,925,970

Total investment securities	5,809,512	5,879,746	5,109,893

Investment in stock of Federal Home Loan Bank (FHLB)	27,627	18,012	17,688
Loans and lease finance receivables	9,079,392	8,774,136	7,887,713
Allowance for credit losses	(85,117)	(82,601)	(65,019)

Net loans and lease finance receivables	8,994,275	8,691,535	7,822,694

Premises and equipment, net	46,698	47,422	49,096
Bank owned life insurance (BOLI)	255,528	256,850	251,570
Intangibles	21,742	23,466	25,394
Goodwill	765,822	765,822	663,707
Other assets	342,322	340,290	185,108

Total assets	$16,476,540	$16,349,276	$15,883,697

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,164,364	$8,764,556	$8,104,056
Investment checking	723,870	751,618	655,333
Savings and money market	3,653,385	3,991,531	3,889,371
Time deposits	294,626	364,694	327,682

Total deposits	12,836,245	13,872,399	12,976,442
Customer repurchase agreements	565,431	467,844	642,388
Other borrowings	995,000	-	2,281
Payable for securities purchased	-	8,697	50,340
Other liabilities	131,347	121,450	130,743

Total liabilities	14,528,023	14,470,390	13,802,194

Stockholders’ Equity
Stockholders’ equity	2,303,313	2,262,383	2,085,471
Accumulated other comprehensive loss, net of tax	(354,796)	(383,497)	(3,968)

Total stockholders’ equity	1,948,517	1,878,886	2,081,503

Total liabilities and stockholders’ equity	$16,476,540	$16,349,276	$15,883,697

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021
Assets
Cash and due from banks	$180,661	$184,384	$159,086	$182,701	$155,926
Interest-earning balances due from Federal Reserve	125,350	625,705	2,018,516	795,753	1,922,513

Total cash and cash equivalents	306,011	810,089	2,177,602	978,454	2,078,439

Interest-earning balances due from depository institutions	8,581	7,447	26,608	8,991	30,696
Investment securities available-for-sale	3,273,149	3,576,649	3,034,487	3,532,587	2,849,905
Investment securities held-to-maturity	2,569,134	2,457,047	1,811,011	2,406,967	1,208,554

Total investment securities	5,842,283	6,033,696	4,845,498	5,939,554	4,058,459

Investment in stock of FHLB	18,291	18,012	17,688	18,309	17,688
Loans and lease finance receivables	8,868,673	8,699,303	7,833,741	8,676,820	8,065,877
Allowance for credit losses	(82,612)	(80,321)	(65,304)	(78,159)	(74,871)

Net loans and lease finance receivables	8,786,061	8,618,982	7,768,437	8,598,661	7,991,006

Premises and equipment, net	47,327	47,348	49,711	50,048	50,188
Bank owned life insurance (BOLI)	256,216	259,631	252,210	258,779	242,432
Intangibles	22,610	24,396	26,216	25,376	29,328
Goodwill	765,822	765,822	663,707	764,143	663,707
Other assets	341,958	286,465	184,258	269,346	188,578

Total assets	$16,395,160	$16,871,888	$16,011,935	$16,911,661	$15,350,521

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,702,899	$9,009,962	$8,326,073	$8,839,577	$7,817,627
Interest-bearing	4,985,591	5,206,387	4,723,759	5,225,081	4,625,045

Total deposits	13,688,490	14,216,349	13,049,832	14,064,658	12,442,672
Customer repurchase agreements	518,996	515,134	660,734	573,307	610,479
Other borrowings	161,197	9	81	40,655	2,008
Junior subordinated debentures	-	-	-	-	11,581
Payable for securities purchased	6,022	23,035	103,635	64,801	111,152
Other liabilities	101,472	101,163	106,907	101,777	109,269

Total liabilities	14,476,177	14,855,690	13,921,189	14,845,198	13,287,161

Stockholders’ Equity
Stockholders’ equity	2,301,770	2,264,490	2,087,716	2,263,627	2,048,876
Accumulated other comprehensive (loss) income, net of tax	(382,787)	(248,292)	3,030	(197,164)	14,484

Total stockholders’ equity	1,918,983	2,016,198	2,090,746	2,066,463	2,063,360

Total liabilities and stockholders’ equity	$16,395,160	$16,871,888	$16,011,935	$16,911,661	$15,350,521

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021
Interest income:
Loans and leases, including fees	$106,884	$100,077	$84,683	$389,192	$356,594
Investment securities:
Investment securities available-for-sale	20,091	18,543	9,891	68,508	38,273
Investment securities held-to-maturity	13,837	12,834	7,917	49,048	22,175

Total investment income	33,928	31,377	17,808	117,556	60,448
Dividends from FHLB stock	305	258	261	1,207	1,019
Interest-earning deposits with other institutions	1,001	3,476	779	6,713	2,569

Total interest income	142,118	135,188	103,531	514,668	420,630

Interest expense:
Deposits	2,774	1,728	996	6,830	5,346
Borrowings and junior subordinated debentures	1,949	122	140	2,325	734

Total interest expense	4,723	1,850	1,136	9,155	6,080

Net interest income before provision for (recapture of) credit losses	137,395	133,338	102,395	505,513	414,550
Provision for (recapture of) credit losses	2,500	2,000	-	10,600	(25,500)

Net interest income after provision for (recapture of) credit losses	134,895	131,338	102,395	494,913	440,050

Noninterest income:
Service charges on deposit accounts	5,757	5,233	4,485	21,382	17,152
Trust and investment services	2,867	2,867	3,112	11,518	11,571
Gain on OREO, net	-	-	700	-	1,177
Other	3,841	3,490	4,088	17,089	17,485

Total noninterest income	12,465	11,590	12,385	49,989	47,385

Noninterest expense:
Salaries and employee benefits	34,154	33,233	29,588	131,596	117,871
Occupancy and equipment	5,820	5,779	4,822	22,737	19,756
Professional services	2,574	2,438	1,925	9,362	7,967
Computer software expense	3,362	3,243	3,063	13,503	11,584
Marketing and promotion	1,712	1,488	1,242	6,296	4,623
Amortization of intangible assets	1,724	1,846	1,892	7,566	8,240
(Recapture of) unfunded loan commitments	-	-	-	-	(1,000)
Acquisition related expenses	-	-	153	6,013	962
Other	5,073	5,000	5,295	19,482	19,784

Total noninterest expense	54,419	53,027	47,980	216,555	189,787

Earnings before income taxes	92,941	89,901	66,800	328,347	297,648
Income taxes	26,773	25,262	19,104	92,922	85,127

Net earnings	$66,168	$64,639	$47,696	$235,425	$212,521

Basic earnings per common share	$0.47	$0.46	$0.35	$1.67	$1.57

Diluted earnings per common share	$0.47	$0.46	$0.35	$1.67	$1.56

Cash dividends declared per common share	$0.20	$0.20	$0.18	$0.77	$0.72

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021
Interest income - tax equivalent (TE)	$142,646	$135,639	$103,795	$516,409	$421,704
Interest expense	4,723	1,850	1,136	9,155	6,080

Net interest income - (TE)	$137,923	$133,789	$102,659	$507,254	$415,624

Return on average assets, annualized	1.60%	1.52%	1.18%	1.39%	1.38%
Return on average equity, annualized	13.68%	12.72%	9.05%	11.39%	10.30%
Efficiency ratio [1]	36.31%	36.59%	41.80%	38.98%	41.09%
Noninterest expense to average assets, annualized	1.32%	1.25%	1.19%	1.28%	1.24%
Yield on average loans	4.78%	4.56%	4.29%	4.49%	4.42%
Yield on average earning assets (TE)	3.82%	3.51%	2.82%	3.36%	3.02%
Cost of deposits	0.08%	0.05%	0.03%	0.05%	0.04%
Cost of deposits and customer repurchase agreements	0.08%	0.05%	0.03%	0.05%	0.05%
Cost of funds	0.13%	0.05%	0.03%	0.06%	0.05%
Net interest margin (TE)	3.69%	3.46%	2.79%	3.30%	2.97%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
Weighted average shares outstanding
Basic	138,890,705	138,887,911	134,955,690	139,652,019	135,164,972
Diluted	139,438,103	139,346,975	135,183,895	140,012,135	135,381,867
Dividends declared	$27,995	$27,965	$24,401	$108,146	$97,814
Dividend payout ratio [2]	42.31%	43.26%	51.16%	45.94%	46.03%
[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	139,818,703	139,805,445	135,526,025
Book value per share	$13.94	$13.44	$15.36
Tangible book value per share	$8.30	$7.79	$10.27

	December 31, 2022	September 30, 2022	December 31, 2021
Nonperforming assets:
Nonaccrual loans	$4,930	$10,117	$6,893

Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	-	-
Other real estate owned (OREO), net	-	-	-

Total nonperforming assets	$4,930	$10,117	$6,893

Troubled debt restructured performing loans	$7,817	$5,828	$5,293

Percentage of nonperforming assets to total loans outstanding and OREO	0.05%	0.12%	0.09%
Percentage of nonperforming assets to total assets	0.03%	0.06%	0.04%

Allowance for credit losses to nonperforming assets	1726.51%	816.46%	943.26%

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021
Allowance for credit losses:
Beginning balance	$82,601	$80,222	$65,364	$65,019	$93,692
Suncrest FV PCD loans	-	-	-	8,605	-
Total charge-offs	(127)	(46)	(375)	(197)	(3,371)
Total recoveries on loans previously charged-off	143	425	30	1,090	198

Net recoveries (charge-offs)	16	379	(345)	893	(3,173)
Provision for (recapture of) credit losses	2,500	2,000	-	10,600	(25,500)

Allowance for credit losses at end of period	$85,117	$82,601	$65,019	$85,117	$65,019

Net recoveries (charge-offs) to average loans	0.000%	0.004%	-0.004%	0.010%	-0.039%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	December 31, 2022		September 30, 2022		December 31, 2021
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$64.8	0.94%	$64.9	0.97%	$50.9	0.88%
Construction	1.7	1.93%	1.7	2.25%	0.8	1.23%
SBA	2.8	0.97%	2.8	0.95%	2.7	0.92%
SBA - PPP	-	-	-	-	-	-
Commercial and industrial	10.2	1.08%	7.1	0.75%	6.7	0.82%
Dairy & livestock and agribusiness	4.4	1.01%	5.0	1.55%	3.0	0.79%
Municipal lease finance receivables	0.3	0.36%	0.2	0.31%	0.1	0.22%
SFR mortgage	0.4	0.14%	0.4	0.12%	0.2	0.08%
Consumer and other loans	0.5	0.69%	0.5	0.60%	0.6	0.82%

Total	$85.1	0.94%	$82.6	0.94%	$65.0	0.82%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2022		2021		2020
Quarter End	High	Low	High	Low	High	Low
March 31,	$24.37	$21.36	$25.00	$19.15	$22.01	$14.92
June 30,	$25.59	$22.37	$22.98	$20.50	$22.22	$15.97
September 30,	$28.14	$22.63	$20.86	$18.72	$19.87	$15.57
December 31,	$29.25	$25.26	$21.85	$19.00	$21.34	$16.26

Quarterly Consolidated Statements of Earnings

		Q4	Q3	Q2	Q1	Q4
		2022	2022	2022	2022	2021
Interest income
Loans and leases, including fees		$106,884	$100,077	$92,770	$89,461	$84,683
Investment securities and other		35,234	35,111	30,492	24,639	18,848

Total interest income		142,118	135,188	123,262	114,100	103,531

Interest expense
Deposits		2,774	1,728	1,201	1,127	996
Other borrowings		1,949	122	121	133	140

Total interest expense		4,723	1,850	1,322	1,260	1,136

Net interest income before provision for credit losses		137,395	133,338	121,940	112,840	102,395
Provision for credit losses		2,500	2,000	3,600	2,500	-

Net interest income after provision for credit losses		134,895	131,338	118,340	110,340	102,395

Noninterest income		12,465	11,590	14,670	11,264	12,385
Noninterest expense		54,419	53,027	50,871	58,238	47,980

Earnings before income taxes		92,941	89,901	82,139	63,366	66,800
Income taxes		26,773	25,262	23,081	17,806	19,104

Net earnings		$66,168	$64,639	$59,058	$45,560	$47,696

Effective tax rate		28.81%	28.10%	28.10%	28.10%	28.60%

Basic earnings per common share		$0.47	$0.46	$0.42	$0.31	$0.35
Diluted earnings per common share		$0.47	$0.46	$0.42	$0.31	$0.35

Cash dividends declared per common share		$0.20	$0.20	$0.19	$0.18	$0.18

Cash dividends declared		$27,995	$27,965	$26,719	$25,467	$24,401

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021

Commercial real estate	$6,884,948	$6,685,245	$6,643,628	$6,470,841	$5,789,730
Construction	88,271	76,495	60,584	73,478	62,264
SBA	290,908	296,664	297,109	311,238	288,600
SBA - PPP	9,087	17,348	66,955	121,189	186,585
Commercial and industrial	948,683	952,231	941,595	924,780	813,063
Dairy & livestock and agribusiness	433,564	323,105	273,594	292,784	386,219
Municipal lease finance receivables	81,126	76,656	64,437	65,543	45,933
SFR mortgage	266,024	263,646	260,218	255,136	240,654
Consumer and other loans	76,781	82,746	84,109	76,695	74,665

Gross loans, net of deferred loan fees and discounts	9,079,392	8,774,136	8,692,229	8,591,684	7,887,713
Allowance for credit losses	(85,117)	(82,601)	(80,222)	(76,119)	(65,019)

Net loans	$8,994,275	$8,691,535	$8,612,007	$8,515,565	$7,822,694

Deposit Composition by Type and Customer Repurchase Agreements

	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021

Noninterest-bearing	$8,164,364	$8,764,556	$8,881,223	$9,107,304	$8,104,056
Investment checking	723,870	751,618	695,054	714,567	655,333
Savings and money market	3,653,385	3,991,531	4,145,634	4,289,550	3,889,371
Time deposits	294,626	364,694	350,308	376,357	327,682

Total deposits	12,836,245	13,872,399	14,072,219	14,487,778	12,976,442

Customer repurchase agreements	565,431	467,844	502,829	598,909	642,388

Total deposits and customer repurchase agreements	$13,401,676	$14,340,243	$14,575,048	$15,086,687	$13,618,830

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Nonperforming loans:
Commercial real estate	$2,657	$6,705	$6,843	$7,055	$3,607
Construction	-	-	-	-	-
SBA	443	1,065	1,075	1,575	1,034
SBA - PPP	-	-	-	2	-
Commercial and industrial	1,320	1,308	1,655	1,771	1,714
Dairy & livestock and agribusiness	477	1,007	3,354	2,655	-
SFR mortgage	-	-	-	167	380
Consumer and other loans	33	32	37	40	158

Total	$4,930	$10,117	$12,964	$13,265	$6,893

% of Total loans	0.05%	0.12%	0.15%	0.15%	0.09%

Past due 30-89 days:
Commercial real estate	$-	$-	$559	$565	$438
Construction	-	-	-	-	-
SBA	556	-	-	549	979
Commercial and industrial	-	-	-	6	-
Dairy & livestock and agribusiness	-	-	-	1,099	-
SFR mortgage	388	-	-	403	1,040
Consumer and other loans	175	-	-	-	-

Total	$1,119	$-	$559	$2,622	$2,457

% of Total loans	0.01%	0.00%	0.01%	0.03%	0.03%

OREO:
Commercial real estate	$-	$-	$-	$-	$-
SBA	-	-	-	-	-
SFR mortgage	-	-	-	-	-

Total	$-	$-	$-	$-	$-

Total nonperforming, past due, and OREO	$6,049	$10,117	$13,523	$15,887	$9,350

% of Total loans	0.07%	0.12%	0.16%	0.18%	0.12%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2022	September 30, 2022	December 31, 2021

Tier 1 leverage capital ratio	4.0%	9.5%	9.1%	9.2%
Common equity Tier 1 capital ratio	7.0%	13.5%	13.5%	14.9%
Tier 1 risk-based capital ratio	8.5%	13.5%	13.5%	14.9%
Total risk-based capital ratio	10.5%	14.4%	14.3%	15.6%

Tangible common equity ratio		7.4%	7.0%	9.2%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2022, September 30, 2022 and December 31, 2021.

	December 31, 2022	September 30, 2022	December 31, 2021
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,948,517	$1,878,886	$2,081,503
Less: Goodwill	(765,822)	(765,822)	(663,707)
Less: Intangible assets	(21,742)	(23,466)	(25,394)

Tangible book value	$1,160,953	$1,089,598	$1,392,402
Common shares issued and outstanding	139,818,703	139,805,445	135,526,025

Tangible book value per share	$8.30	$7.79	$10.27

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021
	(Dollars in thousands)

Net Income	$66,168	$64,639	$47,696	$235,425	$212,521
Add: Amortization of intangible assets	1,724	1,846	1,892	7,566	8,240
Less: Tax effect of amortization of intangible assets [1]	(510)	(546)	(559)	(2,237)	(2,436)

Tangible net income	$67,382	$65,939	$49,029	$240,754	$218,325

Average stockholders’ equity	$1,918,983	$2,016,198	$2,090,746	$2,066,463	$2,063,360
Less: Average goodwill	(765,822)	(765,822)	(663,707)	(764,143)	(663,707)
Less: Average intangible assets	(22,610)	(24,396)	(26,216)	(25,376)	(29,328)

Average tangible common equity	$1,130,551	$1,225,980	$1,400,823	$1,276,944	$1,370,325

Return on average equity, annualized	13.68%	12.72%	9.05%	11.39%	10.30%

Return on average tangible common equity, annualized	23.65%	21.34%	13.89%	18.85%	15.93%

[1] Tax effected at respective statutory rates.